QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

LIMITED GUARANTY

        Limited Guaranty (the "Limited Guaranty"), dated as of April 13, 2008, is entered into by and among Greenfield Acquisition Partners V, L.P., a limited partnership (the "Guarantor"), and Clayton Holdings, Inc., a Delaware corporation (the "Seller").

        1.    LIMITED GUARANTY.    To induce Seller to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Merger Agreement"; capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement), among Cobra Green LLC, a Delaware limited liability company (the "Buyer"), Cobra Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (the "Merger Sub"), and Seller, the Guarantor absolutely, unconditionally and irrevocably guarantees to Seller the due and punctual payment of (i) the Seller Termination Amount, if and when due pursuant to Section 8.3(a)(v) of the Merger Agreement, or (ii) any awards not to exceed $9,000,000 in the aggregate granted pursuant to a final, non-appealable judgment of a Delaware Court (as defined below) for a claim based on fraud or intentional and material breach by Buyer under Section 8.2 of the Merger Agreement (the "Obligation"). Seller hereby agrees that (i) in no event shall the Guarantor be required to pay to any Person under, in respect of, or in connection with this Limited Guaranty more than the Seller Termination Amount (the "Cap Amount"), and (ii) the Guarantor shall have no obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guaranty other than as expressly set forth herein. Notwithstanding anything to the contrary set forth in this Limited Guaranty, Seller hereby agrees that, to the extent the Buyer does not have any payment obligation under Section 8.3(a)(v) of the Merger Agreement, the Guarantor shall similarly not have any obligations under this Limited Guaranty.

        2.    NATURE OF LIMITED GUARANTY.    This Limited Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment of the Obligation. This Limited Guaranty is in no way conditioned upon any requirement that Seller first attempt to collect the Obligation from Buyer or Merger Sub or resort to any security or other means of collecting payment. Should Buyer or Merger Sub default in the payment of the Obligation, or otherwise are unable for any reason to pay the Obligation as and when due, or if Seller is unable to bring a claim for the Obligation against Buyer or Merger Sub for any reason, the Guarantor's obligation hereunder shall become immediately due and payable to Seller. If any payment in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation up to the rescinded amount as if such payment had not been made. Seller hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, in connection with or resulting from, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Related Party (as defined below) except for claims against the Guarantor under this Limited Guaranty. Each party hereto hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any proceeding asserting that the Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms.

        3.    CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.    The Guarantor agrees that Seller may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligation (provided that the foregoing shall be subject to the prior written consent of Buyer to the extent such extension involves an amendment to the Merger Agreement), and may also make any agreement with Buyer or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Seller on the one hand, and Buyer or Merger Sub, on the other hand, without in any way impairing or affecting this Limited Guaranty. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or Merger Sub; (b) any change in the time, place or manner of payment of the

Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligation (provided that any such rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Buyer to the extent it involves any amendment of the Merger Agreement); (c) the addition, substitution or release of any other Person interested in the transactions contemplated by the Merger Agreement (provided that any such addition, substitution or release shall be subject to the prior written consent of Buyer to the extent it involves any amendment of the Merger Agreement); (d) any change in the corporate existence, structure or ownership of Buyer or Merger Sub; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or Merger Sub; (f) any lack of validity or enforceability of the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other rights that the Guarantor may have at any time against Buyer, Merger Sub or Seller, whether in connection with the Obligation or otherwise; or (h) the adequacy of any other means Seller may have of obtaining payment of the Obligation. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by Seller. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligation incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer or Merger Sub, and all suretyship defenses generally (other than defenses to the payment of the Obligation that are available to Buyer or Merger Sub under the Merger Agreement). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

        4.    NO SUBROGATION.    The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Buyer or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor's obligations under or in respect of this Limited Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Seller against Buyer or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyer or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation shall have been indefeasibly paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the indefeasible payment in full in cash of the Obligation, such amount shall be received and held in trust for the benefit of Seller, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to Seller in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligation.

        5.    NO WAIVER; CUMULATIVE RIGHTS.    No failure on the part of Seller to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Seller of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Seller or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Seller at any time or from time to time.

        6.    REPRESENTATIONS AND WARRANTIES; COVENANTS.    The Guarantor hereby represents and warrants that:

          (a)   the execution, delivery and performance of this Limited Guaranty has been duly authorized by all necessary action and does not contravene any provision of the Guarantor's partnership agreement or certificate of formation, or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

          (b)   all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty;

          (c)   this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights against the Guarantor generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

          (d)   the Guarantor has the financial capacity to pay and perform its Obligation under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its Obligation under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 9 hereof.

        7.    ASSIGNMENT.    Neither this Limited Guaranty nor any rights, interests or obligation hereunder shall be assigned by either party hereto (except by operation of Law) without the prior written consent of the other party hereto; except that during the period commencing on the date hereof through April 23, 2008, if a portion of the Guarantor's commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its Obligation hereunder may be assigned to the same assignee; provided that any such assignee delivers a guarantee to Seller in a form identical to this Limited Guaranty (only with such changes as are necessary to reflect the identity of the assignee and the portion of the Obligation being assumed by such assignee) and upon delivery of such guarantee the Guarantor effecting such assignment shall be relieved of, and shall have no further obligation with respect to, such portion of its Obligation hereunder.

        8.    NOTICES.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

  If to the Guarantor, to:

    Greenfield Acquisition Partners V, L.P.
    c/o Greenfield Partners, LLC
    50 North Water Street
    South Norwalk, CT 06854
    Facsimile No.: (203) 354-5060
    Attention: Barry P. Marcus

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, New York 10036
    Facsimile No.: (212) 735-2000
    Attention: Stephen F. Arcano, Esq.
    Daniel Dusek, Esq.

  If to Seller, to:

    Clayton Holdings, Inc.
    2 Corporate Drive
    Shelton, Connecticut 06484
    Facsimile No.: (203) 926-5757
    Attention: Steven L. Cohen

  with a copy to:

    Goodwin Procter LLP
    Exchange Place
    Boston, Massachusetts 02109
    Facsimile No.: (617) 523-1231
    Attention: John R. LeClaire, Esq.
    Joseph L. Johnson III, Esq.

        9.    AMENDMENTS AND WAIVERS.    No amendment or waiver of any provision of this Limited Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and Seller, or in the case of waiver, by the party against whom the waiver is sought to be enforced.

        10.    NO RECOURSE; RELEASE.    Seller acknowledges that the sole asset of Buyer is cash in a de minimis amount, and that no additional funds are expected to be contributed to Buyer unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered contemporaneously or in connection herewith, and notwithstanding the fact that the Guarantor is a partnership, by its acceptance of the benefits of this Limited Guaranty, Seller acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, affiliate or assignee of the Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, affiliate or assignee of any of the foregoing (collectively, but not including Buyer or Merger Sub, each a "Related Party"), through Buyer or Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited partnership, or limited liability company veil, by or through a claim by or on behalf of Buyer or Merger Sub against the Guarantor or any Related Party (including a claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from the Guarantor (but not any Related Party) under and to the extent provided in this Limited Guaranty and subject to the Cap Amount and the other limitations set forth herein. Recourse against the Guarantor under and pursuant to the terms of this Limited Guaranty shall be the sole and exclusive remedy of Seller and all of its affiliates against the Guarantor or any Related Party in respect of any liabilities or obligations arising under, in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing set forth in this Limited Guaranty shall confer or give or shall be construed to confer or give to any Person other than Seller (including any Person acting in a representative capacity) any rights or remedies against any Person, including the

Guarantor, except as expressly set forth herein. By acceptance of the Limited Guaranty, Seller hereby releases the Guarantor and each Related Party from and with respect to any claim, known or unknown, now existing or hereafter arising, other than any claims against the Guarantor under this Limited Guaranty (subject to the Cap Amount). Seller hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, in connection with, relating to or resulting from the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against Buyer or the Guarantor or any Related Party except for claims against a Guarantor under this Limited Guaranty (subject to the Cap Amount).

        11.    CONTINUING GUARANTY.    This Limited Guaranty shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns. Notwithstanding the foregoing, in the event that Seller or any of its affiliates asserts in any litigation or other proceeding that the provisions hereof (including, without limitation, Section 1 hereof) limiting the Guarantor's liability or any other provisions of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Related Party with respect to the transactions contemplated by the Merger Agreement or this Limited Guaranty other than liability of the Guarantor under this Limited Guaranty (as set forth in Section 1), then (i) the obligations of the Guarantor under this Limited Guaranty shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guaranty, the Guarantor shall be immediately entitled to recover such payments from Seller and Seller shall pay such amounts to the Guarantor, and (iii) neither the Guarantor nor any affiliates thereof shall have any liability to Seller with respect to the transactions contemplated by the Merger Agreement or under this Limited Guaranty.

        12.    TERMINATION.    The obligations of the Guarantor under this Limited Guaranty shall terminate at the earliest of (a) the Effective Time, (b) the time at which all amounts payable by the Guarantor under this Limited Guaranty shall be paid in full, (c) the termination of the Merger Agreement in accordance with Section 8.1(a) thereof and (d) the date which is 90 days following the termination of the Merger Agreement if Seller has not presented a claim for payment hereunder to such Guarantor (which claim shall set forth in reasonable detail the basis for such claim) by such 90th day.

        13.    GOVERNING LAW; JURISDICTION AND VENUE.    This Limited Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Guarantor and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Limited Guaranty and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

        14.    WAIVER OF JURY TRIAL.    THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTY.

        15.    COUNTERPARTS.    This Limited Guaranty may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        16.    MISCELLANEOUS.    This Limited Guaranty contains the entire agreement of the Guarantor with respect to the matters set forth herein. The invalidity or unenforceability of any one or more sections of this Limited Guaranty shall not affect the validity or enforceability of its remaining provisions.

[Signature Page to Follow]

        IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Limited Guaranty as of the date first written above by its officers thereunto duly authorized.

GREENFIELD ACQUISITION PARTNERS V, L.P.
By:	GAP V Management, L.L.C., its General Partner
By:	/s/ BARRY P. MARCUS
	Name:	Barry P. Marcus
	Title:	Senior Vice President
CLAYTON HOLDINGS, INC.
By:	/s/ FRANK P. FILIPPS
	Name:	Frank P. Filipps
	Title:	Chief Executive Officer

QuickLinks

  Exhibit 10.1
LIMITED GUARANTY